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                                                                     Exhibit 5.2


                           GREENE, DONNELLY & SCHERMER

                                ATTORNEYS AT LAW
                         1301 6th AVENUE WEST, SUITE 400
                            BRADENTON, FLORIDA 34205



ROBERT F. GREENE*           TELEPHONE: (941) 747-3025              TAMPA OFFICE:
J. B. DONNELLY              FACSIMILE: (941) 747-6937
KATHY W. SCHERMER
ROBERT C. SCHERMER                               102 W. Whiting Street, Ste. 201
VERONICA E. DONNELLY                                        Tampa, Florida 33602
EILEEN F. GRANAHAN                                     Telephone: (813) 272-1480
CHRISTOPHER R. HAUGHEE                                 Facsimile: (813) 273-0149

                                                                      Of Counsel
*Board Certified Real Estate Lawyer                              DAVID J. TIPTON

                               November ___, 1998

Long Distance International Inc.
288 South Andrews Avenue, Suite 205
Fort Lauderdale, FL  33316

Loeb & Loeb LLP
345 Park Avenue
New York, New York  10154

Ladies and Gentlemen:

         This firm has acted as special Florida counsel to Long Distance International Inc., a Florida corporation (the "Company"), in connection with its Registration Statement on Form S-4, as amended (File No. 333-56989) (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed offering of up to $225,000,000 in aggregate principal amount of 12-1/4% Senior Notes Due 2008 (the "Exchange Notes") in exchange for up to $225,000,000 in aggregate principal amount of the Company's outstanding 12-1/4% Senior Notes Due 2008 (the "Senior Notes"). This opinion letter is furnished to your principal opining counsel, Loeb & Loeb LLP, ("POC") for reliance as to matters of Florida law relevant to the opinions expressed by the POC and to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1. An executed copy of the Registration Statement.

         2. An executed copy of the Indenture dated as of April 13, 1998 (the "Indenture") by and between the Company and The Bank of New York, as Trustee, including the forms of Senior Notes issued and the Exchange Notes to be issued pursuant thereto, as filed as Exhibit 4.1 to the Registration Statement.



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Long Distance International, Inc.
November , 1998
Page 2


         3. The Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Florida Secretary of State on [date] , 1998, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

         4. The By-Laws of the Company as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

         5. Resolutions of the Board of Directors of the Company and the Special Pricing Committee of the Board of Directors of the Company adopted by unanimous written consent on March 20, 1998, and April 7, 1998, respectively, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Exchange Notes and arrangements in connection therewith.

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         Based upon, subject to and limited by the foregoing, we are of the opinion that the Exchange Notes have been duly authorized on behalf of the Company and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the Senior Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Exchange Notes are considered in a proceeding in equity or at law).

         For the purposes of the opinion above, we have, with your permission, assumed that the parties' choice of New York law to govern the Exchange Notes and the Indenture will be respected and that the Exchange Notes and the Indenture are valid, binding and enforceable under New York law.

         In rendering this opinion we have acted as a local specialist counsel on matters of Florida law excluding securities matters. With your permission, we have relied on the opinion of the POC as to all matters that do not address Florida law.



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Long Distance International, Inc.
November , 1998
Page 3


         While certain members of this firm are admitted to practice in certain jurisdictions other than Florida, in rendering the foregoing opinion we have not examined the laws of any jurisdiction other than the State of Florida. Accordingly, the opinion we express herein is limited to matters involving Florida law.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

         We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                          Sincerely,